EXECUTION COPY











                            ASSET PURCHASE AGREEMENT

                           dated as of August 31, 1998

                                     between

                           FIVE STAR ACQUISITION CORP.

                                  as Purchaser

                                       and

                              FIVE STAR GROUP, INC.

                                    as Seller

                                TABLE OF CONTENTS

                                                                     Page
Section                                                               No.

ARTICLE I

      SALE OF ASSETS AND CLOSING                                      1
      1.01    Assets                                                  1
      1.02    Liabilities                                             4
      1.03    Purchase Price; Allocation                              5
      1.04    Options                                                 6
      1.05    Closing                                                 6
      1.06    Passage of Title at Closing                             7
      1.07    Assignment of Seller's Contracts                        7
      1.08    Further Assurances                                      8

ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF SELLER                        8
      2.01    Organization of Seller                                  8
      2.02    Authority                                               9
      2.03    No Conflicts                                            9
      2.04    Governmental Approvals and Filings                      9
      2.05    Subsidiaries and Other Equity Investments              10
      2.06    Financial Statements                                   10
      2.07    Absence of Changes                                     10
      2.08    Title to and Condition of Properties and Assets        11
      2.09    Tax Matters                                            11
      2.10    Legal Proceedings                                      12
      2.11    Employee Benefit Plans and Other Arrangements          12
      2.12    Real Property                                          12
      2.13    Intellectual Property Rights                           13
      2.14    Contracts                                              13
      2.15    Licenses                                               13
      2.16    Affiliate Transactions                                 13
      2.17    Environmental Matters                                  14
      2.18    Accounts Receivable                                    14
      2.19    Inventory                                              14
      2.20    Title; Entire Business                                 14
      2.21    Brokers.                                               14

ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF PURCHASER                    15
      3.01    Organization                                           15
      3.02    Authority                                              15
      3.03    No Conflicts                                           15
      3.04    Governmental Approvals and Filings                     16
      3.05    Legal Proceedings                                      16
      3.06    Brokers                                                16
      3.07    Investigation by Purchaser                             16

ARTICLE IV

      COVENANTS OF SELLER                                            17
      4.01    Access, Information and Documents                      17
      4.02    Conduct of Business Pending Closing                    17
      4.03    Approval by Seller's Shareholders                      18
      4.04    Cooperation with Respect to Financing                  18
      4.05    Consents and Approvals                                 18
      4.06    Delivery of Assets                                     18
      4.07    Accounts Receivable                                    18
      4.08    Corporate Name                                         19
      4.09    Missing or Incomplete Schedules                        19

ARTICLE V

      COVENANTS OF PURCHASER                                         19
      5.01    Consents and Approvals                                 19
      5.02    Confidentiality                                        19
      5.03    Financing.                                             19
      5.04    Closing Date Balance Sheet                             19

ARTICLE VI

      CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER               20
      6.01    Representations and Warranties                         20
      6.02    Performance                                            20
      6.03    Regulatory Consents and Approvals                      20
      6.04    Third Party Consents                                   21
      6.05    Deliveries                                             21
      6.06    Physical Properties                                    21
      6.07    Non-Competition Agreement.                             21
      6.08    Financing                                              21
      6.09    Guarantee with respect to Real Property Leases         21
      6.10    Management Services Agreement                          21

ARTICLE VII

      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER                  22
      7.01    Representations and Warranties                         22
      7.02    Performance                                            22
      7.03    Regulatory Consents and Approvals                      22
      7.04    Third Party Consents                                   22
      7.05    Deliveries                                             22
      7.06    Non-Competition Agreement                              22
      7.07    Sale of Stock                                          23

ARTICLE VIII

      SURVIVAL OF REPRESENTATIONS, WARRANTIES,
      COVENANTS AND AGREEMENTS                                       23

ARTICLE IX

      INDEMNIFICATION                                                23
      9.01    Seller's Indemnification Obligations                   23
      9.02    Purchaser's Indemnification Obligations                23
      9.03    Method of Asserting Claims                             24
      9.04    Limits on Indemnification                              26
      9.05    Indemnification as Sole Remedy                         26
      9.06    Expenses                                               26

ARTICLE X

      TERMINATION                                                    26
      10.01   Termination by Purchaser                               26
      10.02   Termination by Seller                                  26
      10.03   Effect of Termination                                  27

ARTICLE XI

      DEFINITIONS                                                     27
      11.01   Definitions                                             27

ARTICLE XII

      MISCELLANEOUS                                                   33
      12.01   Notices                                                 33
      12.02   Entire Agreement                                        34
      12.03   Expenses                                                34
      12.04   Arbitration of Claims                                   35
      12.05   Public Announcements                                    36
      12.06   Waiver                                                  36
      12.07   Payment of Transfer Taxes                               36
      12.08   Amendment                                               36
      12.09   No Third Party Beneficiary                              36
      12.10   No Assignment; Binding Effect                           37
      12.11   Headings; References to Sections, Exhibits
                and Schedules                                         37
      12.12   Invalid Provisions                                      37
      12.13   Governing Law                                           37
      12.14   Counterparts                                            37

                                    SCHEDULES

         Schedule 1     Disclosure Schedule

         Schedule 2     Purchaser Disclosure Schedule


                                    EXHIBITS

         Exhibit A         Promissory Note
         Exhibit B         General Assignment and Bill of Sale
         Exhibit C         Officer's Certificate
         Exhibit D         Secretary's Certificate
         Exhibit E         Certification of Nonforeign Status
         Exhibit F         Assumption Agreement
         Exhibit G         Officer's Certificate regarding Representations
                              and Warranties
         Exhibit H         Secretary's Certificate
         Exhibit I         Non-Competition Agreement
         Exhibit J         Conveyance of Common Stock of Purchaser

                  This ASSET PURCHASE AGREEMENT, dated as of August 31, 1998, is made and entered into between FIVE STAR ACQUISITION CORP., a Delaware corporation ("Purchaser") and wholly owned subsidiary of American Drug Company, a Delaware corporation ("American Drug"), and FIVE STAR GROUP, INC, a Delaware corporation ("Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11.01.

                  WHEREAS, Seller is engaged in the business of distributing home decorating, hardware and finishing products in the Northeastern United States (the "Business"); and

                  WHEREAS,  Seller  desires  to sell,  transfer  and  assign  to
Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets, inventory, accounts receivable, properties, rights and business of Seller, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller, all on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                           SALE OF ASSETS AND CLOSING

                  1.01. Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Seller is selling, transferring, conveying, assigning and delivering to Purchaser, and Purchaser is purchasing and paying for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Seller's right, title and interest in, to and under all of the assets and properties of Seller, as the same shall exist as of the date hereof but excluding the Excluded Assets described in Section 1.01(b) (collectively, the "Assets"). The Assets include, without limitation, all of Seller's rights, title and interests in and to the following:

                    (i) Real Property Leases. The leases of real property described in Schedule 1.01(a)(i) hereto to which Seller is the lessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the "Real Property Leases");

                    (ii) Inventory. All inventories of finished goods, office and other supplies, parts, mailing and packaging materials and other accessories related thereto wherever located, which are owned or held for use by Seller, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories (the "Inventory");

                    (iii) Accounts Receivable. All accounts receivable and rights to receive payments arising in the conduct of the Business and any Security Agreements related thereto, including any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable");

                    (iv) Tangible Personal Property. All furniture, fixtures, equipment and other tangible personal property, wherever located, owned or held for use by Seller (including, without limitation, the items listed in Schedule 1.01(a)(iv) of the Disclosure Schedule), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the "Tangible Personal Property");

                    (v) Personal Property Leases. The leases or subleases of tangible personal property described in Schedule 1.01(a)(v) of the Disclosure Schedule to which Seller is the lessee or sublessee, together with any options to purchase the underlying property (the "Personal Property Leases");

                    (vi) Business Contracts. To the extent their transfer is permitted under the terms thereof, all Contracts (other than the Real Property Leases, the Personal Property Leases and the Accounts Receivable) to which Seller is a party and which are utilized in the conduct of the Business, including without limitation Contracts relating to employees subject to collective bargaining agreements, suppliers, sales representatives, distributors, purchase orders and marketing arrangements (together, the "Business Contracts");

                    (vii) Prepaid Expenses. All prepaid expenses relating to the Business, including, without limitation, the items listed in Schedule 1.01(a)(vii) of the Disclosure Schedule (the "Prepaid Expenses");

                    (viii)  Intangible   Personal  Property.   All  Intellectual
         Property owned or held for use by Seller (including Seller's goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including, without limitation, the items listed in Schedule
         1.01(a)(viii) of the Disclosure Schedule (the "Intangible Personal Property");

                    (ix) Licenses. All Licenses owned or held for use by Seller,
         including,   without  limitation,   the  Licenses  listed  in  Schedule
         1.01(a)(ix) of the Disclosure Schedule (the "Business Licenses");

                    (x) Security Deposits. All security deposits deposited by or on behalf of Seller as lessee or sublessee under the Real Property Leases (the "Tenant Security Deposits");

                    (xi) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Assets, and the minute books, stock transfer books and corporate seal of Seller (the "Business Books and Records");

                    (xii) Customer Lists. All lists of Seller's current, lapsed and prospective customers, advertisers or subscribers and all other mailing lists and records, in whatever format (the "Customer Lists"), and all of Seller's copyrights or other Intellectual Property rights therein;

                    (xiii) Goodwill. All of the goodwill related to the Assets and the Business (the "Goodwill");

                    (xiv)  Cash.  All  of  Seller's  cash,   commercial   paper,
         certificates of deposit and other bank deposits, treasury bills and other cash equivalents (the "Cash"); and

                    (xv) Other Assets and Properties. All other assets and properties of Seller used or held for use in connection with the Business except as otherwise provided in Section 1.01(b).

                    (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets and properties of Seller (the "Excluded Assets") shall be excluded from and shall not constitute Assets:

                    (i) Intercompany Indebtedness. The rights of the Seller in, to and under all Intercompany Loans, including the Seller's rights to receive payments thereunder and any other benefit or collateral derived from security agreements, guarantees or other pledges related thereto;

                    (ii) Employee Benefit Plans. All assets owned or held by any Benefit Plans;

                           (iii) Tax Refunds. All refunds or credits, if any, of Taxes due to or from Seller which cannot be assigned by Law (the "Tax Refunds");

                    (iv) Certain Capital Stock. Seller's ownership interest in 339,843 shares of the capital stock of Interferon Sciences, Inc., a Delaware corporation;

                    (v) Litigation Claims. Any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties arising out of or relating to events prior to the Closing Date;

                    (vi) Excluded Obligations. The rights of Seller in, to and under all Contracts of any nature, the obligations of Seller under which expressly are not assumed by Purchaser pursuant to Section 1.02(b); and

                    (vii) Seller's rights under this Agreement.

                  1.02 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, upon execution and delivery of this Agreement, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Seller arising in connection with the operation of the Business, as the same shall exist as of the Closing Date (the "Assumed Liabilities"), and no others:

                    (i) Real Property Lease Obligations. All obligations of Seller under the Real Property Leases arising and to be performed on or after the Closing Date and excluding any such obligations arising or to be performed prior to the Closing Date;

                    (ii) Accounts Payable. All obligations of Seller with respect to accounts payable arising in the ordinary course of business since the Interim Financial Statement Date (the "Accounts Payable");

                    (iii) Personal Property Lease Obligations. All obligations of Seller under the Personal Property Leases arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date;

                    (iv) Other Stated Liabilities. All obligations of Seller incurred in the ordinary course of business since the date of the Audited Financial Statements;

                    (v) Obligations under Contracts and Licenses. All obligations of Seller under the Business Contracts and Business Licenses arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date;

                    (vi) Tax Liabilities. All obligations of Seller relating to the New Jersey and Connecticut sales and use tax audits in the maximum amount of $350,000; and

                    (vii) Accrued Expenses. All obligations of Seller with respect to accrued expenses reflected or reserved against in the balance sheet in the Audited Financial Statements or those incurred in the ordinary course of business since the Audited Financial Statements, including without limitation the items listed in Schedule 1.02(a)(vi) hereto (the "Accrued Expenses").

                    (b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller (including, without limitation, any debt or liability incurred by Seller pursuant to that certain Loan Agreement dated August 18, 1997 between Seller and Fleet Bank National Association, Summit Bank, The Dime Savings Bank of New York, FSB and Fleet Bank, National Association, as Agent (collectively, the "Banks")) of any kind, character or description whatsoever (the "Retained Liabilities"). Seller shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities.

                  1.03 Purchase Price; Allocation. (a) Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets is $17,500,000 in cash (the "Cash Portion"), as adjusted pursuant to Section 1.03(c) below, in addition to the $5,000,000 Subordinated Note from Purchaser in favor of Seller (the "Note"), guaranteed by American Drug, in form and substance acceptable to Seller and Purchaser, taking into account requirements of the Banks providing the financing for the Cash Portion of the Purchase Price, including the requirement that payment of principal and interest on the Subordinated Note is subject to certain milestones to be achieved by the Purchaser.

                  (b) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in a manner consistent with values as set forth on
Schedule 1.03(b) hereto. Purchaser and Seller each agree: (i) that any such allocation shall be consistent with Section 1.03(a) and the requirements of section 1060 of the Code and the regulations thereunder; (ii) that it shall complete jointly and file separately Form 8594 with its Federal Income Tax Return consistent with such allocation for the tax year in which the Closing occurs; and (iii) that, except as required by Law, no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

                  (c) Adjustment. The Cash Portion of the Purchase Price shall be adjusted as follows: on Closing, Seller shall notify Purchaser in writing to the total amount then outstanding under its Loan Agreement with the Banks (the "Lender Debt"), including principal, interest thereon and pre-payment or early termination penalties or fees (if any) that will be incurred upon early termination of the Loan Agreement. The Cash Portion of the Purchase Price shall be increased or decreased, as the case may be, to equal the Lender Debt.

                  1.04 Options. American Drug shall grant to certain of Seller's executive officers, directors and employees hereto as of the Closing Date stock options (the "Options"), pursuant to American Drug's 1994 Stock Option Plan, to acquire an aggregate of shares of common stock, par value $.01 per share, of American Drug.

                  1.05 Closing. (a) The closing of the purchase and sale of the Assets (the "Closing") will take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the second business day following the satisfaction of each of the conditions set forth in Articles VI and VII but in no event later than [September 30], 1998 (the "Closing Date"). The Closing Date may be postponed to a later time and date by mutual agreement of the parties. For the purposes of convenience of the parties, the transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 A.M. on [September 30], 1998, irrespective of the date of the Closing Date.

                  (b) Documents to be Delivered by Seller to Purchaser. At the Closing, Seller will deliver to Purchaser:

                           (i) a general instrument of sale, conveyance, assignment, transfer and delivery with full covenants of warranty as to Seller's good and marketable title to all the Assets, subject, in the case of non-material contracts and software licenses, to the consent or approval of third parties, in the form of Exhibit A (the "General Assignment");

                           (ii) such specific instruments of sale, conveyance, assignment, transfer and delivery with full covenants of warranty as to Seller's good and marketable title to such of the Assets included within such general instrument of sale, conveyance, assignment, transfer and delivery as Purchaser shall reasonably request (the General Assignment and such other instruments being collectively referred to herein as the "Assignment Instruments");

                           (iii) all Seller's contracts, books, records and other data relating to the Assets and Seller's operations (except records relating to Excluded Assets and Retained Liabilities, and all other records which Seller is required by law to keep in its possession, as to which Seller will furnish to Purchaser at any time or from time to time after the Closing Date, copies or transcripts);

                           (iv) a certificate of Seller in the form of Exhibit C certifying as to the accuracy of Seller's representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

                           (v) a certificate of Seller in the form of Exhibit D certifying as to certain corporate matters, together with all of the attachments referred to therein;

                           (vi) a certificate of Seller in the form attached hereto as Exhibit E (the "FIRPTA Certificate"); and

                           (vii)  such  other   certificates  and  documents  as
         Purchaser or its counsel may reasonably request.

                  (c) Documents to be Delivered by Purchaser to Seller. At the Closing, Purchaser will deliver to Seller:

                           (i) the Cash Portion of the Purchase Price by wire transfer of immediately available funds to such account as Seller has directed;

                           (ii)     an executed Note;

                           (iii) an instrument of assumption of the Assumed Liabilities in the form of Exhibit F (the "Assumption Agreement");

                           (iv) a certificate of Purchaser in the form of Exhibit G certifying as to the accuracy of Purchaser's representations and warranties at and as of the Closing and that Purchaser has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Purchaser at or before the Closing;

                           (v) a certificate of Purchaser in the form of Exhibit H certifying as to certain corporate matters, together with all of the attachments referred to therein; and

                    (vi) such other certificates and documents as Seller or its counsel may reasonably request.

                  1.06 Passage of Title at Closing. Upon delivery of the instruments of sale, conveyance, assignment, transfer and delivery, title to the Assets shall pass to Purchaser at the Closing. At the Closing, Seller will put Purchaser in full, complete and quiet possession and enjoyment of all of the Assets and from and after the Closing the ownership and operation of the Assets and the business of Seller to be sold to Purchaser pursuant to this Agreement shall be for the account and risk of Purchaser. Purchaser shall be under no liability for any debt, liability or obligation of Seller incurred after the Closing or arising out of any transaction by Seller or any event occurring with respect to Seller after the Closing.

                  1.07 Assignment of Seller's Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any contract or other agreement to which Seller is a party if the attempted assignment thereof without the consent of the other party to such contract or agreement would constitute a breach thereof or affect in any way the rights of Seller thereunder. If after Seller has used its best efforts to obtain the consent of any such other party to such contract or agreement, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect the rights of Seller thereunder, Seller will cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits under any such contract or agreement, including the enforcement, at the cost and for the benefit of Purchaser, of any and all rights of Seller against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

                  1.08 Further Assurances. (a) At any time or from time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.

                  (b) At any time or from time to time after the Closing, at Seller's request and without further consideration, Purchaser shall execute and deliver to Seller such other instruments of assumption, provide such materials and information and take such other actions as Seller may reasonably deem necessary or desirable in order more effectively to have Purchaser assume, agree to pay, perform and discharge when due all of the Assumed Liabilities, and otherwise to cause Purchaser to fulfill its obligations under this Agreement and the Operative Agreements.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Except as disclosed  in the  disclosure  schedule  attached as
Schedule 1 hereto (the "Disclosure Schedule"), Seller represents and warrants to
Purchaser:

                  2.01 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct the Business as now conducted and to own, use and lease the Assets. Seller is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the conduct or nature of its business makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements to which it is a party or on the ability of Seller to perform its obligations hereunder or thereunder.

                  2.02 Authority. Seller has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, to sell, transfer, convey, assign and deliver (pursuant to this Agreement) the Assets. The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Seller, no other corporate action on the part of Seller being necessary. This Agreement and the Operative Agreements have been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement and the Operative Agreements by Purchaser will, when executed and delivered by Seller, constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

                  2.03  No   Conflicts.   Assuming  all   consents,   approvals,
authorizations and other actions listed in Schedule 2.03 of the Disclosure Schedule have been obtained and except for such requirements, defaults, breaches, violations or other occurrences that would not individually or in the aggregate have a material adverse effect on the ability of Seller to perform its obligations under this Agreement, neither the execution, delivery or performance of this Agreement nor consummation of any of the transactions provided for in this Agreement (i) will violate or conflict with the Certificate of Incorporation or By-Laws of Seller, (ii) will result in any material breach or default under any provision of any material contract or agreement of any kind to which Seller is a party or by which Seller is bound or to which any material property or asset of Seller is subject, (iii) is prohibited by or requires Seller to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, applicable to Seller, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Seller is a party or by which Seller is bound or with respect to which Seller is an obligor or guarantor or
(v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the material properties, assets, business, agreements or contracts of Seller.

                  2.04 Governmental Approvals and Filings. Except as disclosed in Section 2.04 of the Disclosure Schedule and except where the failure to obtain such consents, approvals or filings would not individually or in the aggregate have a material adverse effect on the ability of Seller to perform its obligations under this Agreement and would not individually or in the aggregate have a material adverse effect, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority applicable to Seller on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

                  2.05 Subsidiaries and Other Equity Investments. Other than Seller's ownership interest in the capital stock of Interferon Sciences, Inc., a Delaware corporation, Seller does not own, directly or indirectly any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization (a "Subsidiary").

                  2.06 Financial Statements. Seller has made available to Purchaser true and complete copies of the following financial statements: the audited balance sheets of Seller as at December 31, 1995, 1996 and 1997 and related statements of income and retained earnings and changes in financial position for the fiscal years ended on those dates, together with supporting schedules and the reports thereon of KPMG Peat Marwick certified public accountants (collectively, the "Audited Financial Statements"). The Audited Financial Statements, including the notes thereto, are complete and correct and present fairly and accurately the financial position of Seller as at the respective dates of said balance sheets and the results of operations and changes in financial position of Seller for the respective periods then ended in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding periods.

                  2.07 Absence of Changes. Except as set forth in Schedule 2.07 of the Disclosure Schedule and except for the execution and delivery of this Agreement, since December 31, 1997 Seller has not:

         (a) had any material adverse change in its condition (financial or otherwise), operations, business, properties, assets, or liabilities, other than changes in the ordinary course of business;

         (b) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially adversely affecting its condition (financial or otherwise) or operations;

         (c) incurred or agreed to incur any indebtedness for borrowed money;

         (d) paid or obligated itself to pay in excess of $500,000 in the aggregate for fixed assets;

         (e) suffered any substantial loss or waived any substantial right that has had individually or in the aggregate a material adverse effect;

         (f) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $100,000 or more in the aggregate, or cancelled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

         (g) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its material properties or assets that has had individually or in the aggregate any material adverse effect;

         (h) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents over the rate being paid to them on June 30, 1998, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent;

         (i) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business that has had individually or in the aggregate any material adverse effect;

         (j) had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations or business;

         (k) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities; or

         (l) entered into any transaction not in the ordinary course of its business.

                  2.08 Title to and Condition of Properties and Assets. Except as set forth in Schedule 2.08 of the Disclosure Schedule, Seller has good and marketable title to, or valid leasehold interests in, all of its properties and assets, including, without limitation, (i) all those used in their respective businesses and (ii) those reflected in the balance sheet of Seller referred to in Section 2.06 (except as sold or otherwise disposed of in the ordinary course of business), subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except the lien of current taxes not yet due and payable or imperfections of title and liens, the existence of which do not have individually or in the aggregate a material adverse effect.

                  2.09 Tax Matters. Except as set forth in Schedule 2.09 of the Disclosure Schedule, (i) all tax returns required to be filed by Seller or with respect to taxes of the Business are accurate in all material respects and have been filed in a timely manner (taking into account all lawful extensions of due dates), other than those tax returns as to which the failure to file would not have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or the Operative Agreements, and (ii) all taxes shown to be due on such filed tax returns have been paid or adequate provision in accordance with GAAP has been made for the payment therefor.

                  2.10  Legal  Proceedings.  () Except as set forth in  Schedule
2.10 of the Disclosure Schedule, there are no Actions or Proceedings pending or, to the knowledge of Seller, threatened against, Seller with respect to any of Seller's assets and properties which (i) if asserted and decided adversely to Seller, could materially and adversely affect the operations or the business of Seller, (ii) questions the validity of this Agreement or the Operative Agreements or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by Seller under this Agreement or the Operative Agreements.

                  2.11 Employee Benefit Plans and Other Arrangements. All Benefit Plans are listed in Section 2.11 of the Disclosure Schedule, and copies of all documentation relating to such Benefit Plans have been delivered or made available to Purchasers. Except as disclosed in Section 2.11 of the Disclosure
Schedule:

                  (a) each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable Law, including ERISA and the Code, and no Benefit Plan is a "defined benefit plan" within the meaning of section 414(j) of the Code;

                  (b) no Benefit Plan is a multiemployer plan within the meaning of section 3(37) of ERISA;

                  (c) no direct, contingent or secondary liability has been incurred or is expected to be incurred by Seller or any ERISA Affiliate under Title IV of ERISA and neither Seller nor any ERISA Affiliate has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA;

                  (d) no benefit  under any  Benefit  Plan,  including,  without limitation,  any  severance or  parachute  payment  plan or  agreement,  will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement, and no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required Law.

                  2.12 Real Property. (a) Seller has no ownership or other interest in or title to any real property other than its interests in the Real Property Leases. Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases for the full term thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and, to Seller's knowledge, of each other Person that is a party thereto, and except as set forth in Section 2.12 of the Disclosure Schedule, there is no, nor has Seller received any notice of any, material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) by Seller, or to Seller's knowledge, by any party thereunder.

                  (b) Seller has delivered to Purchaser prior to the date hereof true and complete copies of all Real Property Leases (including any amendments and renewal letters).

                  (c) The premises subject to the Real Property Leases are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such.

                  2.13 Intellectual Property Rights. Section 1.01(a)(viii) of the Disclosure Schedule lists all material items of Intellectual Property used by or needed by Seller in the operation of the Business, except the absence of which would not have individually, or in the aggregate, have a material adverse effect.

                  2.14 Contracts. Schedule 2.14 of the Disclosure Schedule contains a true and correct list of each agreement, understanding, instrument or contract, whether or not written (a "Contract") involving more than $100,000;
(ii) any collective bargaining agreement with any labor union or other employee representative of a group of employees; (iii) any joint venture, partnership or other similar agreement involving a sharing of profits, losses, costs or liabilities in respect of the Business with any other person; and (iv) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing. Except as set forth in Schedule 2.14, each Contract listed in Schedule 2.14 is a valid and binding agreement of Seller and is in full force and effect. Except as set forth in Schedule 2.14, neither Seller nor, to Seller's knowledge, any other party is in material default under any Contract listed in Schedule 2.14, other than defaults which have been cured or waived and defaults which would not be expected to have a material adverse effect.

                  2.15 Licenses. Section 1.01(a)(ix) of the Disclosure Schedule contains a true and complete list of all Business Licenses owned or held for use by Seller which are material to the operation of the Business except for such business licenses the absence of which would not have individually or in the aggregate a material adverse effect. Seller is in compliance, in all material respects, with the requirements applicable to each Business License listed.

                  2.16  Affiliate  Transactions.  (a)  Except  as set  forth  in
Schedule 2.16, no officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business.

                  (b) The Business does not provide or cause to be provided any assets, services or facilities to any officer, director, Affiliate or Associate of Seller. Each of the transactions, if any, listed in Section 2.17 of the Disclosure Schedule is engaged in on an arm's-length basis.

                  2.17 Environmental Matters. To Seller's knowledge, Seller has obtained all Licenses which are required in respect of the Business or the Assets under applicable Environmental Laws, except where the failure to so comply would not individually or in the aggregate have a material adverse effect. Seller has conducted the Business in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law, except where the failure to so comply would not individually or in the aggregate have a material adverse effect.

                  2.18 Accounts Receivable. Except as set forth in Schedule 2.18, the Accounts Receivable: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on such accounts' ordinary trade terms; (ii) to Seller's knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms; (iii) to Seller's knowledge, are not subject to any valid set-off or counterclaim; (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement;
(v) except as set forth in Schedule 2.18, to Seller's knowledge, are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet in the Audited Statements; and (vi) except as set forth in
Schedule 2.18, to Seller's knowledge, are not the subject of any Actions or Proceedings brought by or on behalf of Seller.

                  2.19 Inventory. Except as set forth in Schedule 2.19, of the Disclosure Schedule, all Inventory of the Seller acquired in the ordinary course of business in an arm's length third party transaction consists of finished products which exist (i) in first class condition and saleable through normal trade channels, (ii) not subject to any lien, claim, encumbrance, or security interest except as set forth in Schedule 2.19, of the Disclosure Schedule, (iii) Inventory to which the Seller has title, (iv) located at the Seller's premises in New Jersey or Connecticut, (v) not returned, damaged or defective goods, (vi) not bill and hold goods and (vii) not goods that have been repossessed by Seller.

                  2.20 Title; Entire Business. Seller has and is conveying to Purchaser good and valid title to all of the Assets, free and clear of all Liens other than Permitted Liens, and such Liens with respect to the Assumed Liabilities. The sale of the Assets by Seller to Purchaser pursuant to this Agreement effectively conveys to Purchaser the entire Business and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller, by any of Seller's Affiliates or Associates or by others) in connection with the conduct of the Business as heretofore conducted by Seller (except for the Excluded Assets).

                  2.21 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such a manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Except as disclosed  in the  disclosure  schedule  attached as
Schedule 2 hereto (the "Purchaser Disclosure Schedule"), Purchaser represents and warrants to Seller:

                  3.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified, licensed and admitted to do business and is in good standing in all jurisdictions in which the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements which it is a party or on the ability of Purchaser to perform its obligations hereunder or thereunder.

                  3.02 Authority. Purchaser has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, to purchase (pursuant to this Agreement) the Assets, and to assume (pursuant to this Agreement) the Assumed Liabilities. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by Purchaser. This Agreement and the Operative Agreements have been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement and the Operative Agreements by Seller will, when executed and delivered by Purchaser, constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

                  3.03 No Conflicts. Except as set forth on Schedule 3.03 of the Purchaser Disclosure Schedule, and except for such requirements, defaults, breaches, violations or other occurrences that would not in the aggregate have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, neither the execution, delivery or performance of this Agreement nor consummation of any of the transactions provided for in this Agreement (i) will violate or conflict with the Certificate of Incorporation or By-Laws of Purchaser, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which Purchaser is a party or by which Purchaser is bound or to which any property or asset of Purchaser is subject, (iii) is prohibited by or requires Purchaser to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Purchaser is a party or by which Purchaser is bound or with respect to which Purchaser is an obligor or guarantor or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of Purchaser.

                  3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

                  3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

                  3.06 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

                  3.07 Investigation by Purchaser. Purchaser and its employees, agents and accounting and legal representatives have conducted their own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Business and acknowledge that Seller has provided Purchaser with reasonable access to the personnel, properties, premises and records of the Business for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and Purchaser acknowledges that neither Seller nor any of its affiliates, nor any of their respective directors, officers, employees, controlling persons, agents, representatives or any other Person makes or has made, other than as specifically made in this Agreement, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its Affiliates, or their respective directors, officers, employees, controlling persons, agents, representatives or any other Person.


                                   ARTICLE IV

                               COVENANTS OF SELLER

                  Seller covenants and agrees that Seller will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

                  4.01 Access, Information and Documents. Pending the Closing, Seller will give to Purchaser and to its agents and Representatives access during normal working hours, upon prior notice, to any and all of the properties, assets, books, records and other documents of Seller to enable Purchaser to make such examination of the business, properties, assets, books, records and other documents of Seller as Purchaser may reasonably request. In connection with such access, Purchaser shall, and shall cause its agents and Representatives to, use their best efforts to minimize any disruption of the Business.

                  4.02 Conduct of Business Pending Closing. From the date hereof until the Closing, except as set forth in Schedule 4.02 of the Disclosure Schedule or consented to by Purchaser in writing:

         (a) Seller will carry on its business and operations in a good and diligent manner on an arms-length basis and substantially in the manner carried on as of the date hereof and Seller will not engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of its business as heretofore conducted;

         (b) Seller will not pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor as such, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement;

         (c) Seller will continue to carry insurance insuring its properties and operations for its benefit, in amounts deemed adequate by its Board of Directors or management, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility;

         (d) Seller will use its best efforts to preserve its business organization intact, to keep available to Purchaser the services of its employees and independent contractors and to preserve for Purchaser its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;

         (e) Seller will not, and will not obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets except in the ordinary course of business and Seller will maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

         (f) Seller will not amend its Articles of Incorporation or By-Laws;

         (g) Seller will not engage in any activity or transaction other than in the ordinary course of its business as heretofore conducted; and

         (h) Without limiting the foregoing, Seller will consult with Purchaser regarding all significant developments, transactions and proposals relating to its business or the Assets.

                  4.03 Approval by Seller's Shareholders. Seller shall cause a meeting of its Shareholder to be called and held for the purpose of voting upon this Agreement and the transactions contemplated hereby or, in the alternative, Seller shall obtain a consent of the Shareholders pursuant to Section 141 of the Delaware General Corporation Law, not later than five days following the date of this Agreement or on such later date as Purchaser and Seller may agree. Seller shall recommend to its shareholders the approval of, and shall otherwise use its best efforts to cause its shareholder to approve, this Agreement and the consummation of the transactions contemplated hereby.

                  4.04 Cooperation with Respect to Financing. Seller agrees to cooperate in any reasonable manner with Purchaser in connection with the obtaining of any financing including, without limitation, the financing referred to in Section 6.08 of this Agreement.

                  4.05 Consents and Approvals. Seller shall use its reasonable best efforts to obtain prior to the Closing all material consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including those consents set forth in Schedule 2.03 of the Disclosure Schedule. except where failure to obtain such consents would not have a material adverse effect.

                  4.06 Delivery of Assets. At the Closing, Seller will deliver or make available to Purchaser at the locations at which the Business is conducted all of the Assets, and if, at any time after the date hereof, Seller discovers in its possession or under its control any other Assets, it will forthwith deliver such other Assets to Purchaser.

                  4.07 Accounts Receivable. To the extent that, following the Closing, Seller, or any Affiliate or Associate of Seller, shall receive any monies or properties payable to Purchaser in respect of any Assets conveyed to Purchaser hereunder, Seller shall promptly account for and pay over, or cause to be paid over, such monies to Purchaser.

                  4.08 Corporate Name. On or within five days of the Closing Date, Seller will change its corporate name and will not, directly or indirectly, use or do business under or allow any of their respective Affiliates to use or do business under or assist any other Person in using or doing business under any name or trademark incorporating the words "FIVE STAR" or any other name or trademark confusingly similar to such names and marks.

                  4.09 Missing or Incomplete Schedules. Seller shall furnish to Purchaser any missing or incomplete Schedules or Exhibits hereto no later than September 20, 1998. Seller acknowledges and agrees that, upon the receipt of such Schedules or Exhibits, Purchaser shall have seven days to review such Schedules or Exhibits and raise any issues in respect thereof with Seller. In any event, if Purchaser is not satisfied in its reasonable discretion with such Schedules and Exhibits, Purchaser may elect to terminate this Agreement in accordance with Section 10.01 hereof.

                                    ARTICLE V

                             COVENANTS OF PURCHASER

                  5.01 Consents and Approvals. Purchaser shall use its best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                  5.02 Confidentiality. Purchaser shall exert reasonable efforts, at least as stringent as those employed by it for the preservation and maintenance of its own proprietary information and trade secrets, to preserve and maintain all proprietary information and trade secrets of Seller received or confirmed in documentary form by Purchaser from Seller and shall not disclose to any third person or use any such proprietary information or trade secret for personal advantage, except that Purchaser shall be free to use and disclose all or any of such proprietary information and trade secrets which (a) were already in Purchaser's possession at the time of disclosure to Purchaser; (b) are a matter of public knowledge; (c) have been or are hereafter published other than through Purchaser; or (d) are lawfully obtained by Purchaser from a third person without restrictions of confidentiality.

                  5.03 Financing. Purchaser shall use its best efforts to obtain the financing referred to in Section 6.08 of this Agreement.

                  5.04 Closing Date Balance Sheet. (a) As soon as practicable after the Closing Date, Purchaser shall prepare a Closing Date Balance Sheet setting forth the Purchaser's computation of the Closing Date Net Tangible Book Value, which Closing Date Balance Sheet will fairly present the financial position of Seller (other than in respect of the Excluded Assets and the Excluded Liabilities) as at the Closing Date in accordance with GAAP (the "Closing Date Balance Sheet"). For purposes of this calculation, Net Tangible Book Value means assets less liabilities, exclusive of the Lender Debt. Purchaser will deliver the Closing Date Balance Sheet to Seller within 45 days after the Closing Date, provided however that Purchaser shall have no obligation to deliver a Closing Date Balance Sheet if the Net Tangible Book Value is greater than or equal to the Purchase Price. If the Net Tangible Book Value is less than the Purchase Price as shown on the Closing Date Balance Sheet, Seller shall have a 30-day period to respond in writing to Purchaser that it disagrees with Purchaser's computation of the Net Tangible Book Value ("Notice of Disagreement").

                  (b) Purchaser and Seller shall promptly attempt to resolve such disagreement on or before 30 days after receipt by Purchaser of the Notice of Disagreement. If Purchaser and Seller are unable to resolve such disagreement, Purchaser and Seller agree to retain a mutually acceptable nationally recognized accounting firm to resolve such disagreement. The accounting firm shall make its own calculation of the Net Tangible Book Value and shall notify Purchaser and Seller within 30 days after being so retained. In such event, the calculation of the Net Tangible Book Value shall be final and binding on Purchaser and Seller.


                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (unless waived in whole or in part by Purchaser):

                  6.01 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date, except as contemplated by this Agreement or the Operative Agreements and to the extent Purchaser shall waive the same.

                  6.02 Performance. Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

                  6.03   Regulatory   Consents  and  Approvals.   All  consents,
approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any material condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

                  6.04 Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 6.04 of the Disclosure Schedule, and all other consents (or in lieu thereof waivers) to the performance by Purchaser and Seller of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser or Seller is a party or by which any of their respective Assets are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser, the Assets, the Assumed Liabilities or the Business or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

                  6.05 Deliveries. Seller shall have delivered to Purchaser duly executed copies of the General Assignment and the other Assignment Instruments.

                  6.06  Physical  Properties.   There  shall  have  occurred  no
material damage to or destruction or loss of (whether or not covered by insurance) any of Seller's facilities, machinery, equipment or other assets.

                  6.07 Non-Competition Agreement. Seller shall have entered into the Non- Competition Agreement (a form of which is attached hereto as Exhibit J) with GP Strategies Corporation.

                  6.08 Financing. Purchaser shall have received proceeds equal to the Cash Portion of the Purchase Price from one or more financing sources, on terms reasonably satisfactory to Purchaser, to enable Purchaser to consummate the transactions contemplated hereby.

                  6.09 Guarantee with respect to Real Property Leases. GP Strategies Corporation shall remain as guarantor of the Real Property Leases and shall have duly executed and delivered any documents or instruments required by Landlord in connection therewith.

                  6.10 Management Services Agreement. GP Strategies Corporation and Purchaser shall have entered into a Management Services Agreement pursuant to which GP Strategies Corporation shall provide certain management services to Purchaser after the consummation of the transactions contemplated herein.

                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

                  The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (unless waived in whole or in part by Seller in its sole discretion):

                  7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

                  7.02 Performance. Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

                  7.03   Regulatory   Consents  and  Approvals.   All  consents,
approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

                  7.04 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Seller of its obligations hereunder and to the consummation of the transactions contemplated hereby as are required under the Contracts listed in Schedule 6.04 of the Disclosure Schedule (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

                  7.05 Deliveries. Purchaser shall have delivered to Seller a duly executed copy of the Assumption Agreement.

                  7.06 Non-Competition Agreement. GP Strategies Corporation shall have duly executed and delivered to Seller the Non-Competition Agreement attached hereto as Exhibit J.

                  7.07 Sale of Stock. GP Strategies Corporation shall have sold to certain directors and executive officers of Seller an aggregate of approximately 1.8 million shares of the common stock of American Drug Company in the amounts set forth in Exhibit K hereto.



                                  ARTICLE VIII

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

         Except as otherwise provided herein, all representations, warranties, covenants and agreements contained in this Agreement, and any schedule or certificate delivered at the Closing pursuant to this Agreement shall survive the Closing for a period of one year; provided, however, that the representations, warranties, covenants and agreements with respect to matters covered by Section 2.09 shall survive until 30 days after the expiration of any statute of limitation periods applicable to such matters.


                                   ARTICLE IX

                                 INDEMNIFICATION

                  9.01 Seller's Indemnification Obligations. Subject to the terms and conditions of this Article IX, Seller shall indemnify and hold Purchaser harmless against and be liable for any and all losses, costs and expenses (including, without limitation, legal and other expenses), except as expressly limited by the terms of Section 9.04, resulting from or relating to:

                  (a) any material misrepresentation or breach of any warranty of Seller contained in this Agreement or in any Schedule of Seller or any certificate delivered by Seller at the Closing;

                  (b) any material breach of any covenant of Seller contained in this Agreement; and

                  (c) any debt, liability or obligation of Seller other than the Assumed Liabilities;

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

                  9.02 Purchaser's Indemnification Obligations. Subject to the terms and conditions of this Article IX, Purchaser agrees to indemnify and hold Seller harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses), except as expressly limited by the terms of Section 9.04, resulting from or relating to:

                  (a) any misrepresentation or breach of warranty of Purchaser contained in this Agreement or in any Schedule of Purchaser or in any certificate delivered by Purchaser at the Closing;

                  (b) any breach of any covenant of Purchaser contained in this Agreement; and

                  (c)      any of the Assumed Liabilities;

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

                  9.03   Method   of   Asserting   Claims.    All   claims   for
indemnification by any Indemnified Party under Sections 9.01 or 9.02 will be asserted and resolved as follows:

                  (a) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against an Indemnified Party which could result in liability of the Indemnifying Party under its indemnification obligations hereunder, the Indemnified Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Indemnified Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

                  (b) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder, to holding the Indemnified Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Indemnified Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Indemnified Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim, action or proceeding.

                  (c) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Indemnified Party may defend against such claim, action or proceeding in such manner as it may deem reasonably appropriate. The Indemnifying Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within ten days after notice shall have been given to it by the Indemnified Party of the latter's intention to effect a settlement of any such claim, action or proceeding, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with an escrowee mutually satisfactory to the Indemnified Party and the Indemnifying Party a sum equivalent to the total amount demanded in such claim, action or proceeding or deliver to the Indemnified Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Indemnified Party, then the Indemnified Party may settle such claim, action or proceeding on the terms detailed in its notice to the Indemnifying Party, and the Indemnifying Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Indemnified Party for indemnification question the propriety of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Indemnified Party settles such claim, action or proceeding, then in any proceeding by the Indemnified Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Indemnified Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any claim, action or proceeding shall not be determinative as between the Indemnified Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying Party. Such escrow deposit, surety bond or letter of credit shall by their respective terms be payable to the Indemnified Party in an amount determined in accordance with the last sentence of this paragraph (C) and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit nor delivers a surety bond or letter of credit as aforesaid, so that no settlement of such claim, action or proceeding is effected, in any proceeding by the Indemnified Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgment or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and otherwise, incurred by the Indemnified Party in the defense against such claim, action or proceeding.

                  (d) In the event an Indemnified Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of paragraphs (B) and (C), respectively, of this Section 9.02 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

                  9.04 Limits on Indemnification of Purchaser. No indemnification shall be payable under this Article IX by Purchaser unless and until the amount of all claims for indemnification against Purchaser exceeds $100,000 in the aggregate, whereupon indemnification by Purchaser shall be payable for such amounts exceeding, in the aggregate $100,000.

                  9.05 Limits on Indemnification of Seller. No claim made be made against Seller for indemnification under this Article IX unless the Net Tangible Book Value is less than the Purchase Price based on the Closing Date Balance Sheet as determined pursuant to Article 5.04 and the aggregate amount of Purchaser's loss exceeds $250,000. In the event that the Net Tangible Book Value is less than the Purchase Price and the aggregate amount of Purchaser's loss exceeds $250,000, Purchaser agrees that Seller may satisfy any and all indemnification obligations incurred pursuant to Section 9.01 by reducing the principal amount of the Note that constitutes a portion of the Purchase Price by the amount equal to the excess of the Purchase Price over the Closing Date Net Tangible Book Value in accordance with the procedures set forth in Section 5.04, with any amount in excess of the principal amount of the Note to be paid by Seller.

                  9.06 Indemnification as Sole Remedy. The parties hereto agree that a claim for indemnification made pursuant to this Agreement shall be the sole remedy for any party which suffers any Loss as a result of, arising out of or otherwise attributable to this Agreement or the purchase and sale of the Assets contemplated hereby. The provisions of this Section 9.05 shall survive any termination of this Agreement pursuant to Article 10.

                  9.07 Expenses.  Without otherwise  affecting the provisions of
Section 12.04(d) of this Agreement, in the event that any Indemnifying Party makes a claim for indemnification that is groundless or without merit, the party against whom such claim is made shall have the opportunity to recover from the claiming party reasonable attorney's fees and expenses incurred in the defense of such claim.

                                    ARTICLE X

                                   TERMINATION
                  10.01 Termination by Purchaser. Purchaser may, without liability to Seller, terminate this Agreement by notice to Seller (i) at any time prior to the Closing if a material default shall be made by Seller in the observance or in the due and timely performance of any of the material terms hereof to be performed by Seller that cannot be cured at or prior to the Closing, (ii) within seven days after delivery of Seller's Schedules or Exhibits in accordance with Section 4.09 hereof, if the Purchaser is dissatisfied, in its reasonable discretion, with such Schedules or Exhibits or (iii) at the Closing if any of the conditions precedent to the performance of Purchaser's obligations at the Closing shall not have been fulfilled in all material respects.

                  10.02 Termination by Seller. Seller may, without liability to Purchaser, terminate this Agreement by notice to Purchaser (i) at any time prior to the Closing if default shall be made by Purchaser in the observance or in the due and timely performance of any of the terms hereof to be performed by Purchaser that cannot be cured at or prior to the Closing, or (ii) at the Closing if any of the conditions precedent to the performance of Seller's obligations at the Closing shall not have been fulfilled.

                  10.03 Effect of Termination. If this Agreement is terminated, this Agreement, shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or shareholders except, in the case of termination because of a material default or material breach resulting from the willful fault of another party, the aggrieved party or parties may recover from the defaulting party the amount of expenses incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear pursuant to Section 13.03 of this Agreement.


                                   ARTICLE XI

                                   DEFINITIONS

                  11.01  Definitions.   (a)  As  used  in  this  Agreement,  the
following defined terms shall have the meanings indicated below:

                  "AAA" has the meaning ascribed to it in Section 12.04(c).

                  "Accounts Payable" has the meaning ascribed to it in Section 1.02(a)(ii).

                  "Accounts  Receivable"  has  the  meaning  ascribed  to  it in
Section 1.01(a)(iii).

                  "Accrued Expenses" has the meaning ascribed to it in Section 1.02(a)(vii).

                  "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

                  "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

                  "Agreement" means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 1.05(b) and (c), as the same shall be amended from time to time.

                  "Arbitration Notice" has the meaning ascribed to it in Section 12.04(b).

                  "Assets" has the meaning ascribed to it in Section 1.01(a).

                  "Assignment  Instruments"  has the  meaning  ascribed to it in
Section 1.05(b)(ii).

                  "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

                  "Assumed  Liabilities"  has  the  meaning  ascribed  to  it in
Section 1.02(a).

                  "Assumption  Agreement"  has  the  meaning  ascribed  to it in
Section 1.05(c)(ii).

                  "Audited Financial Statements" has the meaning ascribed to it in Section 2.06.

                  "Benefit Plan" means any Plan established by Seller, or any predecessor or Affiliate of Seller, existing at the Closing or prior thereto, to which Seller contributes or has contributed on behalf of any employee of Seller, former employee or director of Seller, or under which any employee, former employee or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

                  "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such Person, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer and subscription lists, computer files and programs, retrieval programs, editorial files, operating data and plans and environmental studies and plans.

                  "Business" has the meaning ascribed to it in the forepart of this Agreement.

                  "Business Books and Records" has the meaning ascribed to it in
Section 1.01(a)(xi).

                  "Business Contracts" has the meaning ascribed to it in Section 1.01(a)(vi).

                  "Business Licences" has the meaning ascribed to it in Section 1.01(a)(ix).

                  "Cash" has the meaning ascribed to it in Section 1.01(a)(xiv).

                  "Closing" means the closing of the transactions contemplated by Section 1.05.

                  "Closing Date" has the meaning ascribed to it in Section 1.05(a).

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Contract"   means   any   agreement,   lease,   evidence   of
indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

                  "Customer Lists" has the meaning ascribed to it in Section 1.01(a)(xii).

                  "Disclosure  Schedule"  has  the  meaning  ascribed  to  it in
Article II.

                  "Dispute" has the meaning ascribed to it in Section 12.04(a).

                  "Environmental Law" means any Law relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport, handling or release of any Hazardous Material.

                  "Excluded Assets" has the meaning ascribed to it in Section 1.01(b).

                  "FIRPTA  Certificate"  has the  meaning as  ascribed  to it in
Section 1.05(b)(vi).

                  "GAAP"  means  generally   accepted   accounting   principles,
consistently applied throughout the specified period and in the immediately prior comparable period.

                  "General Assignment" has the meaning ascribed to it in Section 1.05(b)(i).

                  "Goodwill"   has  the  meaning   ascribed  to  it  in  Section
1.01(a)(xiii).

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                  "Hazardous Material" means: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls
(PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

                  "Indemnified Party" means any Person claiming indemnification under any provision of Article IX.

                  "Indemnifying Party" means any Person against whom a claim for indemnification are being asserted under any provision of Article IX.

                  "Initiating Party" has the meaning ascribed to it in Section 12.04(b).

                  "Intangible Personal Property" has the meaning ascribed to it in Section 1.01(a)(viii).

                  "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, publication titles, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

                  "Intercompany Loans" means obligations between Seller and GP Strategies Corporation and MXL Industries, Inc.

                  "Inventory"  has  the  meaning   ascribed  to  it  in  Section
1.01(a)(ii).

                  "Laws"   means  all  laws,   statutes,   rules,   regulations,
ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                  "Licenses"  means  all  licenses,  permits,   certificates  of
authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                  "Loss" means any and all damages, fines, Taxes, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

                  "Non-Competition   Agreement"   means   that   non-competition
agreement,   dated  as  of  the  Closing,   between  Seller  and  GP  Strategies
Corporation.

                  "Note" means that note, dated as of the Closing, by Purchaser in favor of Seller.

                  "Operative  Agreements"  means,   collectively,   the  General
Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments.

                  "Options" has the meaning ascribed to it in Section 1.04.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (iii) any lease disclosed in the Disclosure Schedule, and (iv) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value or use of the property subject to such Lien.

                  "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "Personal  Property  Leases" has the meaning ascribed to it in
Section 1.01(a)(v).

                  "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                  "Prepaid Expenses" has the meaning ascribed to it in Section 1.01(a)(vii).

                  "Purchase Price" has the meaning ascribed to it in Section 1.03(a).

                  "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                  "Purchaser Disclosure Schedule" has the meaning ascribed to it in Article III.

                  "Real  Property  Leases"  has the  meaning  ascribed  to it in
Section 1.01(a)(i).

                  "Representatives"  means the officers,  directors,  employees,
agents,  counsel,  accountants,   financial  advisors,   consultants  and  other
representatives of any Person.

                  "Retained  Liabilities"  has  the  meaning  ascribed  to it in
Section 1.02(b).

                  "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.


                  "Seller" has the meaning ascribed to it in the forepart of this Agreement.

                  "Subsidiary" has the meaning ascribed to it in Section 2.05.

                  "Tangible Personal Property" has the meaning ascribed to it in
Section 1.01(a)(iv).

                  "Tax Refunds" has the meaning ascribed to it in Section 1.01(b)(iii).

                  "Tax Returns" means any returns, reports or statements or any amendment thereto (including any information returns) required to be filed for purposes of a particular Tax.

                  "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

                  "Tenant  Security  Deposits" has the meaning ascribed to it in
Section 1.01(a)(x).

                  "Transfer Tax" means any sales (including, without limitation, bulk sales) and use Taxes on the sale of the Assets.

                  (b) Unless the context of this Agreement  otherwise  requires:
(i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby", "hereto" and derivative or similar words refer to this entire Agreement; and (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                   ARTICLE XII

                                  MISCELLANEOUS

                  12.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:

                  Five Star Acquisition Corp.
                  1730 Rhode Island Ave. N.W.
                  Washington, D.C. 20036
                  Attention:

                  American Drug Company
                  1730 Rhode Island Avenue, N.W.
                  Washington, D.C.  20036
                  Attention:

                  and:
                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York  10178
                  Facsimile No.:  (212) 309-6273
                  Attention:  David W. Pollak

                  If to Seller, to:
                  Five Star Group Inc.
                  Facsimile No.:
                  Attention:

                  with a copy to:
                  GP Strategies Corporation
                  9 West 57th Street
                  New York, NY  10019
                  Facsimile No.:
                  Attention:  Andrea Kantor

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmed receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  12.02 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

                  12.03 Expenses. If the Closing is not consummated, each of the parties will pay all of its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement. If the Closing is consummated, and except as otherwise provided in Section 12.07, Seller will pay out of the proceeds received by Seller all of Seller's legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement and all sales, real estate transfer, capital gains and income taxes incurred by Seller as a result of the sale contemplated by this Agreement, it being intended that Seller shall not make any expenditure for the same prior to the Closing and that Purchaser shall not assume any liability with respect to the same. In addition, if the Closing is consummated, all real estate taxes and personal property taxes and sewer rents and all such other taxes, charges and assessments if any, relating to the Real Properties shall be apportioned between Seller and Purchaser on the Closing Date on the basis of the tax year in which it is payable. If the Closing Date shall occur before the tax rate for any tax year is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the next preceding year for which the tax rate is fixed applied to the latest assessed valuation.

                  12.04  Arbitration  of  Claims.  (a)  Except  as set  forth in
Section 5.04, any dispute, claim, controversy or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby (a "Dispute"), including without limitation any dispute between an Indemnified Party and any Indemnifying Party under Article IX, which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided.

                  (b) A party demanding arbitration under this Agreement (an "Initiating Party") shall initiate such arbitration by delivering written notice (the "Arbitration Notice") to the party with whom arbitration is sought. Any Arbitration Notice shall contain a statement setting forth the nature of the Dispute, the amount involved, if any, and the remedy sought.

                  (c) Any Dispute subject to arbitration shall be arbitrated in New York, New York under the commercial rules then in effect of the American Arbitration Association (the "AAA"). Each party to such arbitration agrees that any award of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with an award of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this
Section 12.04 by bringing suit in any court of competent jurisdiction. The Initiating Party shall request the AAA to designate one arbitrator, who shall be qualified as an arbitrator under the standards of the AAA and who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters. The arbitrator shall consider the dispute at issue at a mutually agreed upon time within sixty (60) days (or such longer period as may be acceptable to the parties or as directed by the arbitrator) of the designation of the arbitrator. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such 120-day period for a total of two one hundred twenty (120) day periods. The arbitrator shall immediately deliver a written report with respect to the dispute to each of the parties who shall promptly act in accordance therewith.

                  (d) All fees, costs and expenses (including reasonable attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 12.04, or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 12.04 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 12.04 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrator shall be allocated among the parties to the arbitration in such manner as the arbitrator shall determine to be appropriate under the circumstances.

                  (e) Notwithstanding the foregoing, it is hereby agreed that no arbitrator shall have any power to add to, alter or modify the terms and conditions of this Agreement or any other agreement executed and delivered in connection herewith or to decide any issue which does not arise from the interpretation or application of the provisions of this Agreement.

                  12.05 Public Announcements. Seller and Purchaser will obtain the other party's prior approval of any press release to be issued announcing the transactions contemplated by this Agreement.

                  12.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                  12.07 Payment of Transfer Taxes. Purchaser shall pay all Transfer Taxes imposed by Law on Seller arising out of or in connection with the transactions effected pursuant to this Agreement, and Purchaser shall indemnify, defend and hold harmless Seller with respect to such Transfer Taxes. Seller shall duly and timely file all Tax Returns with respect to such Transfer Taxes payable as a result of the consummation of the transactions contemplated by this Agreement.

                  12.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  12.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under Article X.

                  12.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including, without limitation, its rights under Article IX) to a wholly-owned subsidiary or an Affiliate, provided that any such subsidiary or Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  12.11 Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

                  12.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  12.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such state without giving effect to the conflicts of laws principles thereof.

                  12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

                                                     FIVE STAR ACQUISITION CORP.




By:
                                                           Name:
                                                           Title:

                                                     FIVE STAR GROUP, INC.




By:
                                                           Name:
                                                           Title: